Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Reports Fourth Quarter

and 2010 Results

Fourth Quarter Revenue of $27.1 Million – All-Time Company Record;

EPS $0.02

BEAVERTON, Ore.—(MARKETWIRE)—February 9, 2011—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the fourth quarter and year ended December 31, 2010.

Highlights from the fourth quarter:

•	Revenue of $27.1M exceeded guidance, and increased 7.3% over Q3 2010.

•	Probes and Sockets grew 17.8% over Q3 2010 driven by the newly introduced S-Technology Production Probe Card.

•	Gross margin of 44.1%, up from 41.2% in Q3 2010.

•	Both product segments improved gross margins over Q3 2010.

•	Income from operations of $0.6M, up $0.5M over Q3 2010.

•	Net income of $0.3M or $0.02 per share for Q4 2010, compared to a net loss of $0.4M or $0.02 per share for Q3 2010.

•	First quarterly net income since Q2 2007.

•	Q4 2010 financial results include approximately $0.3M of restructuring and acquisition related charges.

•	Q3 2010 includes approximately $0.1M in restructuring and acquisition related charges.

•	Book to Bill ratio of 1.05 for Q4 of 2010.

“Cascade’s fourth quarter of 2010 reflects revenue growth across all product lines, resulting in an all-time quarterly revenue record for the company. Cascade has posted seven quarters of consecutive revenue growth. The revenue growth, coupled with improving gross margins resulted in $0.02 earnings per share in the fourth quarter. This is a significant milestone in achieving Cascade’s success model,” said Michael Burger, president and CEO of Cascade Microtech. “Our recent technology introductions are well positioned with our customer base as we enter 2011. Cascade continues to execute on our growth opportunities as well as our cost structure initiatives as announced last quarter.”

Financial Outlook

Based on the current backlog, anticipated bookings, and normal seasonal patterns of the industry, Cascade anticipates that first quarter 2011 revenues will be in the same range as the Q4 2010 outlook of $24.0M to $27.0M.

The company will host a conference call beginning at 2 p.m. PST (5 p.m. EST) on Wednesday, February 9, 2011, to discuss its results for the fourth quarter ended December 31, 2010.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EST at this same internet address. (For a telephone replay available after 8 p.m. EST dial: 888-286-8010, international: 617-801-6888, passcode: 11321041).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the first quarter of 2011 and the comments by Mr. Burger are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of acquired businesses; potential failure of the expected market opportunities to materialize; the potential inability to realize expected benefits and synergies of acquisitions and the potential diversion of management’s attention from our existing business as well as that of acquired businesses; potential adverse effects of acquisitions on relationships with our existing suppliers, customers or partners; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NasdaqGM: CSCD - News) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

###

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2010	2010	2009	2010	2009
Revenue	$27,128	$25,273	$15,485	$95,799	$53,541
Cost of sales	15,171	14,850	9,913	59,714	33,840

Gross profit	11,957	10,423	5,572	36,085	19,701

Operating expenses:
Research and development	3,067	3,038	2,466	12,612	8,372
Selling, general and administrative	8,042	7,075	6,172	33,046	21,724
Amortization of purchased intangibles	203	200	132	783	567

Total operating expenses	11,312	10,313	8,770	46,441	30,663

Income (loss) from operations	645	110	(3,198)	(10,356)	(10,962)

Other income (expense):
Interest income, net	16	9	45	70	314
Other, net	(61)	(431)	(18)	(38)	93

Total other income (expense)	(45)	(422)	27	32	407

Income (loss) before income taxes	600	(312)	(3,171)	(10,324)	(10,555)
Income tax expense (benefit)	333	41	(2,682)	15	(2,906)

Net income (loss)	$267	$(353)	$(489)	$(10,339)	$(7,649)

Net income (loss) per share-Basic and Diluted
Basic	$0.02	$(0.02)	$(0.04)	$(0.72)	$(0.57)
Diluted	$0.02	$(0.02)	$(0.04)	$(0.72)	$(0.57)
Shares used in computing net income (loss) per share:
Basic	14,446	14,361	13,405	14,286	13,319
Diluted	15,261	14,361	13,405	14,286	13,319

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$21,871	$19,471
Marketable securities	870	13,383
Restricted cash and cash equivalents	1,704	—
Accounts receivable, net	19,718	10,877
Inventories	20,764	16,624
Prepaid expenses and other	788	763
Taxes receivable	1,059	2,589
Deferred income taxes	39	13
Assets available for sale	146	—

Total current assets	66,959	63,720

Long-term investments	—	750
Fixed assets, net	9,973	12,010
Purchased intangible assets, net	3,142	1,858
Goodwill	985	—
Deferred income taxes	665	220
Other assets	2,821	2,386

	$84,545	$80,944

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital leases	$13	$11
Accounts payable	6,384	3,765
Deferred revenue	3,338	1,071
Accrued liabilities	6,280	2,087

Total current liabilities	16,015	6,934

Capital leases, net of current portion	18	29
Deferred revenue	109	56
Other long-term liabilities	2,797	2,540

Total liabilities	18,939	9,559

Stockholders’ equity:
Common stock	91,112	85,719
Accumulated other comprehensive income (loss)	(804)	29
Accumulated deficit	(24,702)	(14,363)

Total stockholders’ equity	65,606	71,385

	$84,545	$80,944